Exhibit 99.1

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE ANNOUNCES THIRD QUARTER 2005 RESULTS;

RECORD REVENUE OF $58.4 MILLION; GAAP EPS OF ($0.05) AND

NON-GAAP ADJUSTED EBITDA OF $0.05 PER SHARE

Reflects One Month of Combined Operations from Acquisition of Bowne Global

Solutions; Cost Synergies, Revenue and Earnings Growth Tracking On Plan

WALTHAM, Mass. – November 4, 2005 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the quarter ended September 30, 2005.

Financial and business highlights for the quarter include:

•	Revenue for the quarter of $58.4 million, a 55% increase over the third quarter of 2004, reflecting one month of combined operations of Bowne Global Solutions (“BGS”), which Lionbridge acquired from Bowne & Co. on September 1, 2005. For the nine months ended September 30, 2005, Lionbridge revenue was $138.6 million, reflecting 17% year-over-year growth versus the same period in 2004. Revenue for the third quarter and first nine months ended September 30, 2005 includes $18.5 million of revenue from BGS.

•	Revenue from the Company’s Globalization business during the quarter increased approximately 68% in total and 10% organically (excluding BGS) compared to the third quarter of 2004. Revenue from the Company’s testing business during the third quarter decreased 6% year-over-year. However, revenue from the Company’s Testing business increased slightly from the prior quarter, indicating early stages of recovery.

•	GAAP net loss for the quarter of ($2.4) million or ($0.05) per share based on 50.4 million weighted average fully diluted common shares outstanding. This includes expenses of $1.9 million of restructuring and integration costs related to the Company’s acquisition of BGS. Lionbridge generated GAAP net income of $1.4 million or $0.03 per share based on 49.5 million weighted average fully diluted common shares outstanding during the same period last year.

•	Excluding restructuring and integration expenses of $1.9 million, Lionbridge non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $2.6 million or $0.05 per share based on 50.4 million weighted average fully diluted common shares outstanding. (See the section of this release entitled “Non-GAAP Financial Measures” and the attached table for discussion of this adjusted EBITDA measure, and reconciliations of this measure to the comparable GAAP measure.)

•	The Company generated cash flow from operations of $2.3 million during the quarter, resulting in an ending cash balance of $20.6 million.

“The theme for our acquisition integration is thoughtful velocity. Client and employee response remains positive and we are well on our way to achieving our cost synergy targets as we consolidate redundant back office and administrative activities,” said Rory Cowan, CEO, Lionbridge. “As we exited the quarter we saw positive results of our newly aligned sales force and global scale. As we execute our integrated technology services strategy, we are enhancing our R&D focus and deploying our language technology and global workflow systems. All indicators point to revenue expansion and earnings growth in 2006 and beyond.”

Lionbridge will host a conference call today at 9:00 am ET regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/nov1/.

Non-GAAP Financial Measures

In this release, the Company’s adjusted EBITDA and adjusted EPS disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. Adjusted EBITDA represents GAAP earnings excluding interest, taxes, depreciation and amortization expenses and further by excluding restructuring and integration costs related to the Company’s acquisition of BGS which the Company finalized on September 1, 2005. Adjusted EBITDA is presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as the Company’s ability to meet future debt service and working capital requirements. Management believes the adjusted EBITDA information is useful to investors for these reasons. Adjusted EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of adjusted EBITDA to net income in this press release.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global onshore, near-shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains more than 50 solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance of Lionbridge and its integration of Bowne Global Solutions, Lionbridge’s ability to achieve the expected synergies as a result of the acquisition as well as the strengthening of Lionbridge’s position in the globalization outsourcing market as a result of the acquisition. Lionbridge’s actual experiences, actions, financial and operating results for the year and FY2006 may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; Lionbridge’s inability to successfully integrate Bowne Global Solutions and its employees into Lionbridge and achieve expected synergies; Lionbridge’s ability to accurately forecast the acquisition related restructuring costs and allocation of the purchase price, goodwill and other acquisition related intangibles and other asset adjustments, costs associated with and consequential to the acquisition and integration of BGS and benefits realized from the acquisition; the impact of equity based compensation expense associated with FAS 123R; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2005.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$58,417	$37,630	$138,575	$118,457
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	38,195	24,292	90,682	73,422
Sales and marketing	5,078	3,443	12,942	10,700
General and administrative	11,472	7,466	27,084	23,276
Research and development	448	79	830	258
Depreciation and amortization	916	650	2,145	2,290
Amortization of acquisition-related intangible assets	630	10	648	118
Merger, restructuring and other charges	1,879	—	2,344	1,854
Stock-based compensation	331	176	1,150	419

Total operating expenses	58,949	36,116	137,825	112,337

Income (loss) from operations	(532)	1,514	750	6,120

Interest on outstanding debt	693	—	693	—
Interest income	147	109	477	268
Other expense, net	246	41	463	108

Income (loss) before income taxes	(1,324)	1,582	71	6,280
Provision for income taxes	1,120	136	1,346	430

Net income (loss)	$(2,444)	$1,446	$(1,275)	$5,850

Net income (loss) per share of common stock:
Basic	$(0.05)	$0.03	$(0.03)	$0.13
Diluted	$(0.05)	$0.03	$(0.03)	$0.12

Weighted average number of common shares outstanding:
Basic	50,362	46,606	48,135	46,474
Diluted	50,362	49,450	48,135	49,550

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$20,557	$38,564
Short-term investments	—	4,000
Accounts receivable, net of allowances of $343 and $364 at September 30, 2005 and December 31, 2004 respectively	66,752	21,065
Work in process	30,879	9,199
Other current assets	6,795	1,889

Total current assets	124,983	74,717

Property and equipment, net	20,973	2,685
Goodwill	124,842	34,916
Other intangible assets, net	42,618	64
Other assets	3,042	1,006

Total assets	$316,458	$113,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	1,051	—
Accounts payable	17,201	6,322
Accrued compensation and benefits	17,961	5,415
Other accrued expenses and current liabilities	26,102	9,756
Deferred revenue	6,379	3,263
Deferred income taxes	2,024	—

Total current liabilities	70,718	24,756

Long-term debt, less current portion	97,893	—
Other long-term liabilities	3,725	1,166

Total stockholders’ equity	144,122	87,466

Total liabilities and stockholders’ equity	$316,458	$113,388

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$(2,444)	$1,446	$(1,275)	$5,850
Depreciation and amortization	916	650	2,145	2,290
Amortization of acquisition-related intangible assets	630	10	648	118
Provision for income taxes	1,120	136	1,346	430
Interest on outstanding debt	693	—	693	—
Interest income	147	109	477	268

EBITDA	768	2,133	3,080	8,420
Merger, restructuring and other charges	1,879	—	2,344	1,854

Adjusted EBITDA	$2,647	$2,133	$5,424	$10,274